Digirad Corporation S-4

Exhibit 5.1

OLSHAN FROME WOLOSKY LLP

1325 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10019

July 19, 2019

Digirad Corporation

1048 Industrial Court

Suwanee, Georgia 30024

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (“Registration Statement”) filed by Digirad Corporation, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (“Act”), covering up to 1,612,655 shares of Series A Cumulative Term Preferred Stock of the Company (the “Shares”). The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of July 3, 2019, by and among the Company, ATRM Holdings, Inc., a Minnesota corporation, and Digirad Acquisition Corporation, a Minnesota corporation and a wholly owned subsidiary of the Company (the “Merger Agreement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, when issued pursuant to the Merger Agreement, will be duly authorized and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinions with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP